Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Expected Impairment Charges on Freddie Mac  and Fannie Mae Perpetual Preferred Stock, Other Securities, and an Increased  Provision for Loan Losses  for the Third Quarter of 2008

East Syracuse, New York (October 17, 2008) – Beacon Federal Bancorp, Inc. (“the Company”) reported today that it expects to record an impairment charge of $5.4 million on its holdings of Freddie Mac and Fannie Mae perpetual preferred stock. The Company had previously estimated this impairment charge to be $3.0 million based on August 26, 2008 market prices. A tax benefit of $2.5 million on the Freddie Mac and Fannie Mae impairment charge will be recognized in the fourth quarter of 2008 as a result of the Emergency Economic Stabilization Act of 2008, which was enacted in October 2008.

In addition, the Company expects to record in the third quarter impairment charges of $4.6 million relating to one collateralized mortgage obligation and two trust preferred securities. The Company also expects that its provision for loan losses will increase to $3.4 million for the third quarter as compared to $1.5 million in the second quarter. This increase relates primarily to three commercial loans. The combined third quarter after-tax impact of these items is expected to be $4.8 million.

The expected impairment charge on the Freddie Mac and Fannie Mae perpetual preferred stock for the quarter resulted from the significant decline in the value of the securities following the announcement by the Federal Housing Finance Agency (“the FHFA”) that both government sponsored enterprises have been placed under conservatorship.  Additionally, the FHFA eliminated the payment of dividends on common stock and preferred stock and assumed the powers of the Board and management of Freddie Mac and Fannie Mae.  Management of the Company has evaluated the impairment to be other-than-temporary based upon the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value and other factors concerning the issuers of the securities.

The expected impairment charge on the private label collateralized mortgage obligation and two trust preferred securities resulted from the deterioration and adverse changes in the cash flows of the underlying securities, reflective of the continued turmoil in the financial markets resulting from the “sub-prime crisis.”

Management of the Company has determined that a provision for loan losses on three commercial loans were necessary due to the decline in the value of the collateral.

Despite the financial impact of the expected impairment charges and provision for loan losses, Beacon Federal will remain “well capitalized” at September 30, 2008 under regulatory requirements.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in     East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  In June 2008, the Company broke ground on a 45,000 square foot building in East Syracuse.  The Company will lease the building and site bringing the total number of Beacon branches to eight.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY 13057
(315) 433-0111 x 1550